                         SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934
                            (Amendment No.    )

Filed by the registrant/X/
Filed by a party other than the registrant/ /

Check the appropriate box:
/ /Preliminary
/ /Confidential for Use by the Commission Only (as permitted by Rule
14a-6(e)(2)
/X/Definitive proxy statement
/X/Definitive additional materials
/ /Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
KUHLMAN CORPORATION
(Name of Registrant as Specified in Its Charter)

RUDNICK & WOLFE
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
/X/No fee required.
/ /Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

Not Applicable

(2) Aggregate number of securities to which transactions applies:

Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11:

Not Applicable

(4) Proposed maximum aggregate value of transaction:

Not Applicable

/ /Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:$

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

                               KUHLMAN CORPORATION
                           3 SKIDAWAY VILLAGE SQUARE
                            SAVANNAH, GEORGIA 31411
                                March  24, 1997
DEAR STOCKHOLDER:
     You are cordially invited to attend the annual meeting of stockholders of Kuhlman Corporation ("Kuhlman") to be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401 on April 24, 1997, at 9:30 a.m., Savannah
time ("Annual Meeting").
     The Kuhlman Annual Meeting will be held for the following purposes: (i) to elect three directors; (ii) to vote on a proposed Long-Term Incentive Plan; and
(iii) to ratify the appointment of Arthur Andersen LLP as independent auditors to conduct the annual examination of the financial statements of Kuhlman and its subsidiaries for the current year.
     Whether or not you plan to attend the Kuhlman Annual Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Kuhlman Annual Meeting. If you attend the Kuhlman Annual Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.
     The 1996 Annual Report to stockholders of Kuhlman, including financial statements, is furnished herewith.
                                             Sincerely,
                                             ROBERT S. JEPSON, JR.
                                             /s/ Robert S. Jepson, Jr.
                                             CHAIRMAN OF THE BOARD AND
                                             CHIEF EXECUTIVE OFFICER

                              KUHLMAN CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders ("Annual Meeting") of Kuhlman Corporation ("Kuhlman") will be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401 on April 24, 1997, at 9:30 a.m., Savannah time, for the following purposes:
     1.   To elect three directors;
     2. To consider and vote on the Kuhlman Corporation Long-Term Incentive Plan ("Long-Term Incentive Plan");
     3. To ratify the appointment of Arthur Andersen LLP as the independent auditors for Kuhlman and its subsidiaries for the current year; and
     4. To transact such other business as may properly come before the meeting.
     Only stockholders of record at the close of business on February 28, 1997 will be entitled to notice of and to vote at the Annual Meeting.
                                             By Order of the Board of
Directors,

                                             RICHARD A. WALKER
                                             SECRETARY
Savannah, Georgia
March 24, 1997
PLEASE DATE, SIGN AND RETURN YOUR KUHLMAN PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              KUHLMAN CORPORATION
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                  INTRODUCTION

     This Proxy Statement is being furnished to the stockholders of Kuhlman Corporation, a Delaware corporation ("Kuhlman"), in connection with the solicitation of proxies on behalf of the Board of Directors of Kuhlman ("Board of Directors") for use at the annual meeting of Kuhlman stockholders to be held on April 24, 1997, and at any adjournment thereof ("Annual Meeting"). The address of the principal executive offices of Kuhlman is 3 Skidaway Village Square, Savannah, Georgia 31411.
     The Annual Meeting has been called by the Board of Directors for the following purposes: (i) to elect three directors; (ii) to vote on a proposed Long-Term Incentive Plan, and (iii) to ratify the appointment of Arthur Andersen LLP as Kuhlman's independent auditors for the current year ending December
31, 1997. The Annual Meeting will be held on April 24, 1997, at 9:30 a.m., Savannah time, at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401. Only stockholders of record of Kuhlman Common Stock at the close of business on
February 28, 1997 will be entitled to notice of and to vote at the Annual Meeting. Kuhlman had outstanding 13,753,367 shares of Kuhlman Common Stock as of the close of business on February 28, 1997. There are no other voting securities outstanding. Each stockholder is entitled to one vote per share for the election of directors, as well as on each other proposal contained in the notice of the
Annual Meeting. If the accompanying proxy form is signed and returned, the shares represented thereby will be voted in accordance with any direction on the proxy form, or in the absence of a direction as to any proposal, they will be voted FOR the proposal; and it is intended that they will be voted for the nominees named herein, except to the extent authority to vote is withheld. Stockholders may revoke their proxies at any time prior to the voting thereof by giving written notice of such revocation to Kuhlman, by executing and delivering a proxy bearing a later date or by attending the Annual Meeting and voting in person.
     The expenses of the solicitation will be paid by Kuhlman. In addition to the use of the mails, proxies may be solicited by directors, officers, or regular employees of Kuhlman in person, by telegraph or by telephone. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares of Kuhlman Common Stock held of record by such persons, and Kuhlman will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Kuhlman has retained Georgeson & Company Inc. to assist in the solicitation of proxies. The fee of such firm is estimated to be $7,000, plus reimbursement for out-of-pocket costs and expenses.
     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Kuhlman Common Stock is necessary to constitute a quorum under Delaware law and the Bylaws of Kuhlman. Votes cast by proxy or in person at the meeting will be tabulated by election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and "broker non-votes" (i.e., proxies of brokers who have limited authority to vote on specified proposals) as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.
     A plurality of the votes cast for the election of directors will be required to elect Kuhlman directors at the meeting. In the absence of an election contest, withholding authority to vote and broker non-votes with respect to a nominee will have no effect on the election of such nominee.
     Approval of the proposed Long-Term Incentive Plan requires the affirmative vote of the holders of a majority of the Kuhlman Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.
     Kuhlman stockholders may mark the accompanying Kuhlman proxy to vote their shares FOR or AGAINST or to ABSTAIN with respect to each proposal, except that with respect to the election of directors, Kuhlman stockholders may either vote FOR the nominees named herein or to WITHHOLD authority to vote for one or more of such nominees. Abstentions (but not broker non-votes) will be considered entitled to vote for purposes of the proposed Long-Term Incentive Plan.
     THE BOARD OF DIRECTORS RECOMMENDS THAT KUHLMAN STOCKHOLDERS VOTE
"FOR" APPROVAL OF EACH NOMINEE FOR ELECTION OF DIRECTORS AND "FOR" EACH PROPOSAL CONTAINED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS OF KUHLMAN.
     The management of Kuhlman knows of no business other than that stated in this Proxy Statement which will be presented for stockholder vote at the Annual Meeting. If other business should properly come before such meeting, however, the persons designated in the enclosed Kuhlman proxy will vote or refrain from voting in respect thereof in accordance with the judgment of the persons voting such proxies.
     This Proxy Statement and the form of proxy for use at the Annual Meeting are first being mailed to stockholders of Kuhlman on or about March 24, 1997.
              The date of this Proxy Statement is March 24, 1997.

                         ELECTION OF KUHLMAN DIRECTORS

     The Kuhlman Bylaws provide that the number of directors, as determined by the Kuhlman Board of Directors, shall not be less than six nor more than eleven. The Kuhlman Bylaws further provide that directors shall be divided into three classes serving staggered three year terms, with each class to be as nearly equal in number as possible.
     On August 9, 1996 the Board of Directors decreased the number of directors by one to remove the vacancy on the Board of Directors caused by the July 15, 1996 resignation of John L. Marcellus, Jr., who had served as a director since 1982. The Board is grateful to Mr. Marcellus for his many years of dedicated service to Kuhlman.
     On February 18, 1997 the Board of Directors decreased the number of directors by one to remove the vacancy on the Board of Directors caused by the death of Robert D. Kilpatrick who had served as a director since 1993. Mr. Kilpatrick passed away in January 1997. The entire board is saddened by his passing and will miss his support.
     The terms of Gary G. Dillon, William M. Kearns, Jr., and George J. Michel, Jr. will expire at the Annual Meeting. The Board of Directors has nominated Messrs. Dillon, Kearns and Michel for re-election as directors to serve until the 2000 annual meeting of stockholders.
     The proposed nominees for election as directors have indicated that they are willing to be elected and serve as such and it is intended that the persons named in the accompanying form of proxy will vote for the election of such nominees, assuming authority to vote is granted. If, as a result of circumstances not now known or foreseen, any of such nominees shall be unavailable or unwilling to serve as a director, the Board of Directors may select a substitute nominee and in that event the proxies will vote for the person so selected. If a substitute nominee is not so selected, the proxies will vote for the election of the remaining nominees. Directors are elected by a plurality of the votes cast at the meeting.

             INFORMATION REGARDING KUHLMAN DIRECTORS, NOMINEES FOR
                  DIRECTORS OF KUHLMAN AND EXECUTIVE OFFICERS

     The following information is furnished with respect to each person who is currently a director of Kuhlman whose term of office will continue after the Annual Meeting, as well as those persons who have been nominated for election as a director, each of whom is currently a director of Kuhlman, and each person who is an executive officer of Kuhlman:


                                      Director of
                                       Kuhlman
             Name           Age        Since                             Position
Curtis G. Anderson          55          1993        President, Chief Operating Officer and Director of
                                                      Kuhlman (3)
William E. Burch            72          1993        Director of Kuhlman (1)
Steve Cenko                 71          1987        Director of Kuhlman (2)
Gary G. Dillon              62          1995        Chairman, President and Chief Executive Officer of
                                                      Schwitzer, Inc. and Director of Kuhlman (3)(4)
Alexander W. Dreyfoos, Jr.  65          1993        Director of Kuhlman (1)
Robert S. Jepson, Jr.       54          1993        Chairman of the Board, Chief Executive Officer and
                                                    Director of Kuhlman
William M. Kearns, Jr.      61          1993        Director of Kuhlman (1)(4)
George J. Michel, Jr.       65          1985        Director of Kuhlman (2)(3)(4)
General H. Norman
  Schwarzkopf               62          1994        Director of Kuhlman (2)


(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Finance Committee.
(4) Nominated for election as a director.

      The current terms of Messrs. Dillon, Kearns and Michel expire in 1997; Messrs. Anderson, Burch, Dreyfoos and General Schwarzkopf, in 1998; and of Messrs. Cenko and Jepson in 1999.


                               Executive
                               Officer of
                                Kuhlman
         Name          Age       Since                                     Position
Robert S. Jepson, Jr.  54         1993      Chairman of the Board and Chief Executive Officer
Curtis G. Anderson     55         1994      President and Chief Operating Officer
Gary G. Dillon         62         1995      Chairman, President and Chief Executive Officer of
                                              Schwitzer, Inc.
Vernon J. Nagel        39         1993      Executive Vice President of Finance, Chief Financial
                                              Officer and Treasurer
Richard A. Walker      45         1984      Executive Vice President, Chief Administrative Officer,
                                              General Counsel and Secretary


     Mr. Anderson, who was elected President and Chief Operating Officer of Kuhlman on April 26, 1994, and a director on September 8, 1993, founded and has
been,  since  1986,  Chairman   of  Anderson  Capital  Corporation,  a  private
investment company. Prior thereto, he spent 19 years in corporate and investment banking, including 14 years with Citibank and five years with The First National Bank of Chicago where he served as Executive Vice President, Head of Financial Products Department.
     Mr. Burch served as counsel to the law firm of Lukins & Annis in Spokane, Washington from 1984 to 1993. From 1981 to 1984, he served as Vice Chairman and from 1975 to 1981, as President and Chief Executive Officer of Fred S. James & Co. (insurance brokers). He has been a consultant from 1982 to the present and currently serves as a director of Guy F. Atkinson Company of California.
     Mr. Cenko has been a consultant from 1985 to the present. From 1980 to 1985 he served as President of Lamb Systems Group (engineering, manufacturing, and marketing of machine tools) and as a director and Executive Vice President of Lamb Technicon Corporation (holding company).
      Mr. Dillon is Chairman, President and Chief Executive Officer of Schwitzer, Inc. Mr. Dillon has served in his present capacity since June, 1991, having served as President and Chief Executive Officer since April, 1989. Prior to April, 1989 he served as President and Chief Executive Officer of Household Manufacturing, Inc. Mr. Dillon is also a director of Household International, Inc.
     Mr. Dreyfoos is currently serving, and has served continuously since 1963, as Chairman of the Board of Photo Electronics Corporation (investment management). He also serves as a director of Florida Power & Light Company.
     Mr. Jepson, who was elected President and Chief Executive Officer of Kuhlman on February 10, 1993, and Chairman of the Board on June 9, 1993, founded and was Chairman and Chief Executive Officer of The Jepson Corporation from
1983 until its sale in 1989. The Jepson Corporation was a diversified manufacturing company listed on the New York Stock Exchange. Immediately preceding his election as President and Chief Executive Officer of Kuhlman, Mr. Jepson was, and is currently, Chairman and Chief Executive Officer of Jepson Associates, Inc., a private investment company. Mr. Jepson currently serves as a director of Savannah Foods & Industries, Inc.
     Mr. Kearns is currently President of W.M. Kearns & Co., Inc. (private investment company). He was associated with Lehman Brothers (investment banking) and its predecessor firms for more than 33 years. From 1992 to 1994 he was an
Advisory Director of Lehman Brothers and from 1969 through 1992 he was a Managing Director of that firm. He also serves as a director of Selective Insurance Group, Inc., Mountasia Entertainment International, Inc. and Consolidated Delivery & Logistics, Inc. and as a trustee of EQ Advisors Trust (Equitable Life Assurance Society of the United States).
     Mr. Michel has been a private investor and consultant and Chairman of Windstar International, Inc. (management consulting) from 1990 to the present. Prior to 1990, he was Chairman of Stanadyne, Inc. (diversified manufacturer of fabricated metal products) from 1985 to 1989, and Chief Executive Officer of the same corporation from 1988 to 1989.
     Mr. Nagel joined Kuhlman on April 5, 1993 and was elected Vice President of Finance, Chief Financial Officer and Treasurer of Kuhlman on June 9, 1993 and
Executive Vice President of Finance on February 22, 1994. He was the Vice President of Finance, Chief Financial Officer and Secretary of Stericycle, Inc. (medical waste management) from 1990 until 1993. Prior thereto, Mr. Nagel served as a Vice President of The Jepson Corporation from 1985 until 1990, including
Chief  Financial  Officer  from  1989 until 1990 and Controller from 1986 until
1989.
     General Schwarzkopf is currently active as an author, lecturer and TV consultant. He retired in August 1991 as a Four-Star General in the U.S. Army after having served as Commander in Chief, United States Central Command, Department of Defense, and Commander of Operations Desert Shield and Desert Storm. He currently serves as a director of Borg-Warner Security Corporation, The Washington Water Power Company, Remington Arms Company, Inc., and Home Shopping Network, Inc.
     Mr. Walker has served as an Executive Vice President or similar position with Kuhlman, as well as General Counsel and Secretary, since 1991. He has served as Chief Administrative Officer since 1994. From 1984 until 1991, Mr. Walker served as Vice President, General Counsel and Secretary of Kuhlman. Prior thereto, Mr. Walker was a partner in the law firm of Harness, Dickey & Pierce.
Board of Directors and Committees
     Kuhlman currently has standing Audit, Compensation, and Finance Committees of the Board of Directors, and Steve Cenko continues to advise the Board of Directors with respect to, and recommend individuals as, nominees for director of Kuhlman.
     The members of the Audit Committee are William E. Burch, Chairman, Alexander W. Dreyfoos, Jr. and William M. Kearns, Jr. The Audit Committee, which met twice during 1996, recommends the appointment, subject to approval by the
Board of Directors and ratification by the stockholders, of Kuhlman's independent auditors. The Committee meets with representatives of Kuhlman's independent auditors to review the scope and effectiveness of the auditing functions, makes appropriate reports and recommendations to the Board of Directors, approves the fees to be paid to the independent auditors and considers the effect of non-audit services on the independence of the independent auditors.
     The members of the Compensation Committee are George J. Michel, Jr., Chairman, Steve Cenko and General H. Norman Schwarzkopf. The Committee, which met three times during 1996, reviews and establishes all forms of compensation, including periodic adjustments, for officers and certain other key employees of
Kuhlman.  This  Committee  also  administers   the   stock   option  and  stock
appreciation rights plans of Kuhlman and grants options and stock appreciation rights thereunder.
     The Finance Committee is composed of George J. Michel, Jr., Chairman, Curtis G. Anderson, and Gary G. Dillon. This Committee, which did not meet during 1996, provides advice to the officers of Kuhlman as to the investment of funds held by Kuhlman and as to capitalization and the financial resources needed by Kuhlman to meet its short-term and long-term needs. The Committee also reviews the investment policies and performance of the employee benefit plans of Kuhlman.
     Four meetings of the Board of Directors were held during 1996. Each director attended at least seventy-five percent of the aggregate of the total number of meetings of the Board of Directors of Kuhlman held in 1996 during the time that the person served as a director and the total number of meetings held by all committees of the Board on which they served during the periods that they served in 1996.
     A stockholder of Kuhlman may nominate persons for election to the Board of Directors of Kuhlman if such stockholder submits such nomination, together with certain related information required by Kuhlman's Bylaws, in writing to the Secretary of Kuhlman not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, that in the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the nomination must be submitted not earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made.

Compensation of Directors

     Non-employee directors receive an annual retainer of $24,000 which covers all Board of Directors meetings, Committee meetings and consulting services (however, additional payments for financial advisory services rendered to Kuhlman by an affiliate of Mr. Kearns will also be made. See "Information Regarding Kuhlman Directors, Nominees for Directors of Kuhlman and Executive Officers -- Related Transactions.") In addition, under Kuhlman's Non-Employee Directors Stock Plan which was approved by stockholders in 1993, non-employee directors receive annually a number of shares of Kuhlman's Common Stock equal to an aggregate Fair Market Value of $24,000 concurrent with the meeting of the Board of Directors held each year after the Annual Meeting of Stockholders. Fair Market Value is defined as the closing price of Kuhlman Common Stock on the New
York Stock Exchange on the date of such directors' meeting or if there is no such price published on such date, then the most recent preceding date on which such price is published. Pursuant to such Plan, Messrs. Burch, Cenko, Dreyfoos, Kearns, Michel and General Schwarzkopf each received 1,342 shares of Kuhlman Common Stock as of April 25, 1996.
     All non-employee directors are reimbursed for travel and other expenses related to attendance at meetings and receive term life insurance and accidental death and disability coverage in the amount of $50,000. The cost to the
Corporation for this insurance coverage is $240 per year for each director. During 1996, Kuhlman provided medical and dental insurance coverage to Messrs.
Burch,   Dreyfoos,   Kearns,   Michel   and  General  Schwarzkopf.  The   total
compensation, including insurance benefits, but excluding the stock referred to above, paid to each non-employee director during 1996 was as follows: William E.
Burch -- $34,964; Steve Cenko -- $24,240; Alexander W. Dreyfoos, Jr. -- $34,964; William M. Kearns, Jr. -- $34,964; George J. Michel, Jr. -- $34,964; and
General H. Norman Schwarzkopf -- $34,964. Pursuant to the Long-Term Incentive Plan, and subject to approval of such plan by the Stockholders, an option to purchase 2,000 shares of Kuhlman Common Stock is granted automatically to each non-employee director of Kuhlman concurrent with the meeting of the Board of Directors held each year following the Annual Meeting of Stockholders. Additionally, under that plan, each non-employee director received, subject to approval of such Plan by the Stockholders, an option to acquire 2,000 shares of Kuhlman Common Stock immediately following adoption of such plan by the Board of Directors, which adoption occurred on August 9, 1996.

Report of the Compensation Committee of the Kuhlman Board of Directors on Executive Compensation

      Kuhlman's executive compensation program is administered by the Compensation Committee of the Kuhlman Board of Directors. The Compensation Committee is composed entirely of non-employee directors of Kuhlman.
     Overall Policy. The Compensation Committee determines the compensation of the officers of Kuhlman, including the individuals named in the Summary Compensation Table. The compensation of the corporation's Chief Executive Officer is ratified by the Board of Directors. Kuhlman's compensation program for officers is designed to be linked to corporate performance and to returns to stockholders. To this end, Kuhlman has developed an overall compensation strategy and specific compensation plans that tie a very significant portion of executive compensation to Kuhlman's and the individual's success in meeting specified performance objectives and to appreciation in Kuhlman's stock price. In 1996, the specific performance objectives included improving earnings, improving utilization of working capital, reducing overhead costs by improving
operating  efficiencies,  and  continued   implementation   of  an  acquisition
strategy. Subjective  discretionary  factors  were  utilized  in determining cash  bonus
awards, as well as other elements of officer compensation. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the objectives inherent in Kuhlman's business strategy, to link executive and stockholder interests through equity-based plans, and finally to provide a compensation package that recognizes individual contributions as well as overall business results.
     The key elements of Kuhlman's officer compensation program in 1996 consisted of base salary, annual bonus, stock options and cash-only stock appreciation rights (SARs). The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Jepson, Kuhlman's Chairman and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by Kuhlman to the individual, including pension benefits, severance plans, insurance and other benefits, as well as the programs described below. The Compensation Committee retains the discretion to keep individual items of compensation constant so long as total compensation fairly reflects overall corporate performance and individual achievement.
       Base Salaries. Base salaries for new officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison of average and median base salaries for similar positions at other comparable companies. Companies believed to be comparable include similarly-sized (based on expected annual revenues of Kuhlman) basic manufacturing companies, other than so-called "high technology" manufacturing companies, as well as holding companies with subsidiaries involved in manufacturing.
     Annual salary adjustments are determined by evaluating the performance of Kuhlman and of each officer versus various performance objectives, and also take into account new responsibilities and subjective discretionary factors. In the case of officers with responsibility for a particular division or subsidiary (a "Business Unit"), the financial results of that Business Unit are also considered. The Compensation Committee, where appropriate, also considers non-financial performance measures. These include increase in market share,
manufacturing   efficiency   gains,   improvements   in   product  quality  and
improvements in relations with customers, suppliers and employees.
     In arriving at Mr. Jepson's base salary amount for 1996, the Compensation Committee took into account a comparison of average and median base salaries and total cash compensation (base salary plus bonus) for chief executive officers of comparable manufacturing companies, as referred to above, and the assessment by the Compensation Committee of Mr. Jepson's individual performance expected in 1996 and beyond. The base salaries of each of Messrs. Anderson, Dillon, Nagel, and Walker for 1996 were determined utilizing the same factors used in determining Mr. Jepson's base salary.
     Annual Bonus. Kuhlman officers are eligible for an annual cash bonus. As in the case of base salary, the Compensation Committee may consider individual non-financial performance measures and subjective discretionary factors including significant accomplishments and/or increased responsibilities, leadership, and, where appropriate, Business Unit and line item performance measures (such as earnings, cash flow, and working capital management) in determining bonuses. The Compensation Committee believed that the bonus paid to Mr. Jepson for 1996 performance was justified in view of Mr. Jepson's leadership of Kuhlman in 1996, which included improving Kuhlman's operating earnings and balance sheet. Mr. Jepson's bonus amount in 1996, as well as the bonuses received in 1996 by Messrs. Anderson, Dillon, Nagel and Walker, were determined on a discretionary basis, keeping in mind average and median total cash compensation levels at comparable manufacturing companies, as referred to above. In the case of Mr. Dillon, reference was also made to certain performance guidelines and plans used at Schwitzer (see "Executive Compensation and Severance Agreements"). The Compensation Committee believed that the bonuses paid to each of Messrs. Anderson, Dillon, Nagel and Walker were justified based on each of said executive's individual performance in 1996.
     Stock Options. Under Kuhlman's stock option plans, which were approved by stockholders, stock options are granted to Kuhlman officers and other key employees. Stock options are also designed to further align the interests of officers with those of stockholders. The Compensation Committee sets guidelines for the size of stock option awards based on factors similar to those used to determine base salaries and annual bonuses, including corporate performance and general competitive compensation practices regarding stock option awards. In the event of poor corporate performance, the Compensation Committee can elect not to award options. The Committee also considers grants in previous years. The grants in 1996 took into account the desire on the part of the Compensation Committee to further align the officer's interests with those of Kuhlman stockholders. Stock options are granted with an exercise price equal to the market price of Kuhlman Common Stock on the date of grant. In 1996, Mr. Jepson and each of Messrs. Anderson, Dillon, Nagel and Walker received options to purchase shares of Kuhlman Common Stock.
     Stock Appreciation Rights. Under the Kuhlman Corporation 1994 Stock Appreciation Rights Plan (the "SAR Plan") adopted by the Board of Directors in 1994, SARs may be granted to Kuhlman officers and other key employees. The SARs are automatically exercised on the fifth anniversary of grant and pay in cash the difference between the price of Kuhlman Common Stock on the date of exercise versus the price of such stock on the date of grant of the SAR. The
Compensation Committee sets guidelines for the size of SAR grants based on factors similar to those used for stock options. During 1996, no SAR grants were made.
     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Code, enacted in 1993 and effective for fiscal years beginning on or after January 1, 1994, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Kuhlman currently intends to continue to review the performance-based portion of the compensation of its executive officers in view of this statute and regulations relating thereto.
     Conclusion. Through the programs described above, a very significant portion of Kuhlman's executive compensation is linked directly to corporate and individual performance and stock price appreciation. In 1996, as in previous years, a significant portion of Kuhlman officers' compensation consisted of these variable performance-based elements. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders, recognizing that the fluctuations of a business cycle may from time to time result in an imbalance for a particular period.

                                            Compensation Committee
                                            George J. Michel, Jr., Chairman
                                            Steve Cenko
                                            General H. Norman Schwarzkopf

Executive Compensation

     Summary Compensation Table. The following table sets forth certain information regarding compensation paid during each of Kuhlman's last three fiscal years to its Chief Executive Officer, and the four most highly compensated persons serving as executive officers of Kuhlman ("Named Executives") at December 31, 1996 whose salary and bonus for fiscal year 1996 exceeded $100,000.
                           SUMMARY COMPENSATION TABLE

                                                                                               Long-Term
                                                                                              Compensation
                                                                                               Awards(2)
                                            Annual                                     Restricted
                                         Compensation (1)           Other Annual         Stock
Name and Principal Position   Year    Salary       Bonus (2)       Compensation (3)      Awards
Robert S. Jepson, Jr.         1996    $450,000     $525,000          $     --          $     --
 Chairman of the Board and    1995     300,000      300,000                --                --
 Chief Executive Officer      1994     300,000           --                --                --
Curtis G. Anderson (6)        1996     400,000      400,000                --                --
 President and Chief          1995     300,000      300,000                --                --
 Operating Officer            1994     204,282           --                --           500,000(8)
Gary G. Dillon (7)            1996     420,000      400,000             8,067                --
 Chairman, President and      1995     370,292      300,000            24,699                --
 Chief Executive Officer      1994          --           --                --                --
 of Schwitzer, Inc.
Vernon J. Nagel               1996     230,000      100,000                --                --
 Executive Vice President of  1995     190,000       80,000                --                --
 Finance, Chief Financial     1994     180,000       10,000             2,301                --
 Officer and Treasurer
Richard A. Walker             1996     230,000      100,000                --                --
 Executive Vice President,    1995     190,000       80,000                --                --
 Chief Administrative Officer,1994     183,333       10,000             4,592                --
 General Counsel and
 Secretary


                                      Number of
                                      Securities
                                      Underlying
                                     Options/SARS     All Other
Name and Principal Position     Year  Granted(4)   Compensation (5)
Robert S. Jepson, Jr.           1996     100,000   $    2,700
 Chairman of the Board and      1995     100,000        4,584
 Chief Executive Officer        1994     135,000        4,482
Curtis G. Anderson (6)          1996      50,000        3,825
 President and Chief            1995      50,000        5,970
 Operating Officer              1994     135,000        4,374
Gary G. Dillon (7)              1996       5,000       15,120
 Chairman, President and        1995       9,615    1,489,444(9)
 Chief Executive Officer        1994        --            --
 of Schwitzer, Inc.
Vernon J. Nagel                 1996      20,000        2,805
 Executive Vice President of    1995      20,000        4,847
 Finance, Chief Financial       1994      45,000        4,289
 Officer and Treasurer
Richard A. Walker               1996      20,000        2,805
 Executive Vice President,      1995      20,000        4,847
 Chief Administrative Officer,  1994      30,000        4,526
 General Counsel and
 Secretary


(1) The aggregate amount of perquisites and other personal benefits for any named executive did not exceed $50,000 or 10% of the total of annual salary and bonus for any such named executive, and is therefore not reflected in the table.
(2) Excludes the performance units/shares awarded to each of the Named Executives on August 8, 1996, which are subject to approval by stockholders of the Long-Term Incentive Plan. See "Long-Term Incentive Plan -- Awards in Last Fiscal Year" table.
(3) Represents amounts reimbursed during the referenced years for the payment of taxes as to club fees and automobile allowance for Mr. Dillon and as to
    relocation expenses for Messrs. Nagel and Walker.
(4) Represents the number of option shares granted under Kuhlman's stock option plans and stock appreciation rights granted under the SAR Plan.
(5) The amounts shown in this column include the following:
    (a) Company contributions to the Kuhlman Electric Corporation ("Kuhlman Electric") Savings Maximizer Plan ("Savings Maximizer Plan"), and, in the case of Mr. Dillon, to the Schwitzer U.S. Inc. Supplemental Tax Reduction Investment Plan ("Supplemental TRIP") (See "Savings and Pension Plans" below). The amount of the contribution to the Savings Maximizer Plan for 1996 was $0 for Mr. Jepson; $1,425 for Mr. Anderson; $1,425 for Mr. Nagel; and $1,425 for Mr. Walker and the amount of the contribution to the Supplemental TRIP in 1996 for Mr. Dillon was $12,600.
    (b) The dollar value of insurance premiums for group term life. The amount of the payment for group term life insurance premiums for 1996 was $2,700 for Mr. Jepson; $2,400 for Mr. Anderson; $2,520 for
        Mr. Dillon; $1,380 for Mr. Nagel; and $1,380 for Mr. Walker.
(6) On April 26, 1994, Curtis G. Anderson was named as President and Chief Operating Officer of Kuhlman.
(7) On May 31, 1995 Spinner Acquisition Corp. ("Spinner"), a Delaware corporation and a wholly owned subsidiary of Kuhlman, was merged (the "Merger") with and into Schwitzer, Inc. ("Schwitzer") of which Mr. Dillon was the Chairman, President and Chief Executive Officer, pursuant to an Agreement and Plan of Merger dated as of February 25, 1995, among Kuhlman, Spinner, and Schwitzer (the "Agreement"). The Merger became effective upon the filing of a Certificate of Merger with the Delaware Secretary of State on May 31, 1995 (the "Effective Time"). At the Effective Time, and pursuant to the Agreement, each outstanding share of common stock of Schwitzer, par value $.10 per share ("Schwitzer Common Stock"), was converted into 0.9615 share of Kuhlman Common Stock (the "Exchange Ratio"). The 1995 amounts for Mr. Dillon, who also serves as Chairman, President and Chief Executive Officer of Schwitzer U.S. Inc. ("Schwitzer U.S."), which is the principal direct subsidiary of Schwitzer, include amounts earned before the Effective Time of the Merger (May 31, 1995). In conjunction with the Merger, outstanding stock options under the Schwitzer Long-Term Executive Incentive Compensation Plan (the "1989 Plan") were converted into options to purchase Kuhlman Common Stock in accordance with the Exchange Ratio. Options granted to Mr. Dillon reflect the number of options granted to Mr. Dillon in the stated years after giving effect to the terms of the Merger and application of the Exchange Ratio.
(8) Consists of 28,169 shares of Kuhlman Common Stock valued at $17.75 per share or approximately $500,000 in the aggregate on the date they were issued to
    Mr. Anderson as a signing incentive at the commencement of his employment by Kuhlman. Based on the $19 3/8 closing price for Kuhlman Common Stock on the
    New York Stock Exchange on the last trading day of 1996, the value of the 28,169 shares at the end of 1996 was $545,774.37. These shares would have had to have been returned to Kuhlman in the event Mr. Anderson left Kuhlman within one year from the time of the issuance. Dividends are paid on such shares when and as paid on other shares of Kuhlman Common Stock. Prior to being named as President and Chief Operating Officer of Kuhlman, Mr. Anderson served as a non-employee director of Kuhlman and received in 1994 total compensation of $12,672 for his services in that capacity.
(9) Includes the payment of $1,462,500 to Mr. Dillon pursuant to the Dillon Agreement as defined below (see "Executive Compensation and Severance Benefits").

Savings and Pension Plans

     Kuhlman Electric Corporation Savings Maximizer Plan. Under the Kuhlman Electric Corporation Savings Maximizer Plan ("Savings Maximizer Plan"), participants contribute through payroll deductions amounts that vary from 1% to 16% of their compensation. Kuhlman or a participant's employer, as the case may be, contributes to the Savings Maximizer Plan on behalf of each participant a minimum amount equal to 15% of the participant's before-tax contributions, which do not exceed 6% of the participant's compensation. Kuhlman Electric may also make a discretionary matching annual contribution to the Savings Maximizer Plan, which when made for plan years after January 1, 1995 is divided equally among qualifying participants based on the number of calendar quarters during the plan year that the participant made before-tax contributions. Each participant is immediately vested in all contributions made on his or her behalf.
      Kuhlman  Electric  Salaried   Employees'   Pension  Plan.   The  Salaried
Employees' Pension Plan maintained by Kuhlman Electric Corporation (the "Kuhlman Electric
Pension Plan") covers certain hourly and all salaried employees employed by Kuhlman Electric, certain salaried employees employed by the TRANS-PAK Spring Assembly Division of Emtec Products Corporation, and the salaried employees of Kuhlman.
     The Kuhlman Electric Pension Plan provides for an individual account for each participant and for a benefit based upon the value of such account, subject to the minimum benefit and grandfathering provisions described below. Commencing in 1987, the accounts of participants are credited annually with an amount equal to 3% of salary plus an additional 3% of salary in excess of one-quarter of the maximum amount of wages subject to FICA taxes. Accounts also are credited with a guaranteed rate of interest. The accumulated account may be converted to an annuity at retirement. The account of each individual who was a participant prior to January 1, 1987 was also credited with an amount equal to the value of such participant's accrued benefit as of December 31, 1986 determined under the defined benefit formula then in effect.
     A minimum pension of 1.2% of average compensation multiplied by credited service (limited to 20 years) is payable if it would provide a larger benefit. In addition, certain "grandfathering" provisions apply to avoid a loss of benefits as a result of the transition to the revised benefit structure.
     As of December 31, 1996, the estimated annual pension benefits payable upon retirement at age 65 for certain of the individuals named in the Summary Compensation Table are as follows: $21,570 for Mr. Jepson; $16,942 for
Mr. Anderson; $66,198 for Mr. Nagel; and $81,507 for Mr. Walker. These estimates are based on the assumptions that the officer will remain in Kuhlman's employ until age 65 without an increase in pensionable compensation, there is no increase in the FICA wage base or the limitations on benefits imposed by the Internal Revenue Code, the annual guaranteed rate of interest credited by the Kuhlman Electric Pension Plan to a participant's account is 4.0% for 1997 and 5.0% thereafter, and a 7.0% interest rate will be used when converting the officer's projected account to an annuity.
     Schwitzer U.S. Inc. Tax Reduction Investment Plan for Certain Salaried and Exempt Employees ("TRIP") and Supplemental Tax Reduction Investment Plan ("Supplemental TRIP"). The TRIP is a deferred savings plan for eligible U.S. employees of Schwitzer U.S. With certain exceptions, an employee of at least 21 years of age with three months of service (three years of service if under age
21) may contribute into the TRIP, on a pre-tax and after-tax basis, up to 15% of the participant's cash compensation (subject to a maximum annual pre-tax contribution by a participant of $9,500 for 1996 as adjusted for cost of living increases) and invest such contributions in Kuhlman Common Stock or in several other equity or income funds. Each participant's own pre-tax contributions are matched by employer contributions at 50% up to a total of 3% of a participant's compensation. Employer matching contributions are invested in Kuhlman Common Stock. A participant is always vested in his pre-tax and after-tax contributions. A graduated vesting schedule provides for partial vesting in matching contributions on the basis of years of service, with a participant becoming fully vested in such employer matching contributions after five years
of  employment.  A  participant  also  becomes   fully   vested   in   matching
contributions upon attaining age 65, retirement upon age 55 with 10 years of service, disability or death. With certain exceptions, a participant's after-tax contributions may be withdrawn, and employer matching contributions may be withdrawn after five years of plan participation. A participant's pre-tax contributions may not be withdrawn except for an immediate financial hardship, or after attaining age 59 1/2. All contributions may be withdrawn upon termination of employment. In addition, participants may obtain loans from their TRIP accounts under certain circumstances.
     Schwitzer U.S. has also established the Supplemental TRIP for those participants in the TRIP who, as the result of certain restrictions imposed on the TRIP under the Internal Revenue Code, are precluded from receiving from Schwitzer U.S. the full amount of the employer matching contributions to which such participants would otherwise be entitled. Schwitzer U.S. credits to an account established for each participant under the Supplemental TRIP an amount equal to the difference between 3% of the participant's annual compensation and the amount of the matching contribution that Schwitzer U.S. was permitted to make to the account of such participant under the TRIP. A participant in the Supplemental TRIP becomes vested in the amounts credited to his or her account in accordance with the vesting schedule applicable to the TRIP. Vested amounts held in a participant's account under the Supplemental TRIP will be paid in a lump sum to the participant or his or her spouse or designated beneficiary upon termination of employment or at such time or in such other form or manner as the Schwitzer U.S. Board of Directors in its sole discretion may determine.
      The Schwitzer U.S. Inc. Pension Plan for Certain Salaried and Exempt Employees ("Schwitzer Pension Plan"). The Schwitzer Pension Plan is a non-contributory,
defined  benefit  plan  for  certain   salaried  employees.  The  amount  of  a
participant's pension benefits depends primarily on years of employment (up to 35 years), age at retirement, and average annual compensation (salary plus certain bonuses, whether paid in cash or stock, and excluding matching contributions to the TRIP or
Supplemental TRIP, moving expense reimbursements and automobile allowance) for the 60 successive highest-paid months of the employee's last 120 months of employment. The plan is integrated with Social Security to the extent allowed by law. Participants become vested in their accrued pension benefits after five years of service. Payment of vested pension benefits normally begins at age 65, but an early retirement benefit at reduced levels may be paid if a participant is at least 55 years of age with 10 years of service. Benefits that cannot be paid under the Schwitzer Pension Plan due to restrictions imposed under the Internal Revenue Code will be paid under the Supplemental Schwitzer Salaried Pension Plan ("Supplemental Pension Plan"). The following table illustrates the amount of the plan's annual pension benefits on a straight-life annuity basis (including amounts payable under the Supplemental Pension Plan, where applicable) for eligible employees retiring at age 65. Offsets for Social Security payments and other offsets provided for in the plan are not reflected in this table.


                          SCHWITZER PENSION PLAN TABLE
                                    Years of Service
Remuneration       15          20          25          30          35
  $100,000      $ 18,017    $ 24,023    $ 30,028    $ 36,034    $ 42,040
  $200,000      $ 38,474    $ 51,299    $ 64,123    $ 76,948    $ 89,773
  $300,000      $ 58,931    $ 78,575    $ 98,218    $117,862    $137,506
  $400,000      $ 79,387    $105,849    $132,312    $158,774    $185,236
  $500,000      $ 99,844    $133,125    $166,407    $199,688    $232,969
  $600,000      $120,301    $160,401    $200,502    $240,602    $280,702
  $700,000      $140,758    $187,677    $234,597    $281,516    $328,435
  $800,000      $161,214    $214,952    $268,690    $322,428    $376,166
  $900,000      $181,671    $242,228    $302,785    $363,342    $423,899


     For purposes of determining the benefit under the Schwitzer Pension Plan, the amount of covered compensation for 1996 for Mr. Dillon is equal to the salary reported for 1996 plus the bonus reported for 1996 in the Summary Compensation Table. The years of service for purposes of the Schwitzer Pension Plan is 18 years for Mr. Dillon. In calculating credited years of service under the Schwitzer Pension Plan, years of service with Household prior to the spin off of Schwitzer by Household International, Inc. in 1989 have been taken into account.
     Executive Compensation and Severance Agreements. On February 22, 1994, the Board of Directors of Kuhlman approved a severance policy applicable to certain executive officers designated by the Compensation Committee of the Kuhlman Board of Directors. The severance policy supersedes any existing severance arrangements with individual officers of Kuhlman. The severance policy provides that if an executive officer's employment with Kuhlman is terminated by Kuhlman for any reason other than the conviction of a felony involving Kuhlman, the executive's base salary will be continued for a period of up to twenty-four
(24) months after such termination. Such officer will also be entitled during the same period to the continuation of certain benefits that such officer was receiving at the time of termination, including, but not limited to, medical and dental coverage, health and accident insurance, and disability and group life insurance. No continuation of salary and benefits are payable under the severance policy if an executive officer dies, retires, or voluntarily terminates employment with Kuhlman. Furthermore, under the severance policy, salary and benefits payable under such severance policy will terminate if an executive officer performs services for a competitor of Kuhlman and will be reduced or eliminated entirely if services are performed for a non-competitor. The severance policy will be administered by the Compensation Committee of the Board of Directors of Kuhlman. As of January 1, 1997, the highest monthly salary for the purpose of determining the severance pay for the Chief Executive
Officer and the other three executives covered by the policy was as follows:
Mr.
Jepson -- $41,667; Mr. Anderson -- $35,417; Mr. Nagel -- $20,000; and Mr.
Walker -- $20,000. As of February 20, 1996, the severance policy was modified by change of control agreements ("Control Agreements") entered into as of February
20, 1996 between Kuhlman and each of the executive officers referred to in this paragraph (Messrs. Jepson, Anderson, Nagel and Walker). The Control Agreements are for an initial three year term and are automatically renewable each year thereafter for an additional term of one year unless the Board of Directors elects otherwise, and are designed to encourage the continuity of management in view of the possibility of a change of control (as defined in the Control Agreements). Under the Control Agreements, if a change of control occurs, each executive would be entitled to receive, subject to the right of the Board of Directors of Kuhlman to amend or waive any or all of Kuhlman's payment obligations set forth in the Control Agreements at any time before a change of control occurs, an aggregate amount equal to: (a) three times the executive's current annual base salary, (b) three times the executive's highest annual cash bonus of the past three years, (c) payment of the value of any stock options and SARs held by the officer as determined under the Control Agreements, (d) an adjustment of the amount paid to the executive pursuant to the Control Agreements to cover any liability on the part of the executive for excise and income taxes, and (e) continuation of benefits for three years under all of the benefit plans of Kuhlman in effect on the date of the change of control.
     Mr. Dillon and Schwitzer U.S. have been parties to an employment agreement since 1989 which was last amended on February 25, 1995 (as so amended the "Dillon Agreement"). The Dillon Agreement sets forth Mr. Dillon's entitlement to an established annual salary (currently $440,000) as may be increased from time to time by the Board of Directors of Schwitzer U.S., with the oversight of the Kuhlman Compensation Committee, and to benefits under the Schwitzer U.S. benefit plans, and establishes an annual bonus awarded under Schwitzer's Executive
Incentive Compensation Program ranging from 0% to 80% of his annual salary, with a par rate equal to 50% of his annual salary, also with the oversight of the
Kuhlman Compensation Committee. Under the Dillon Agreement, Mr. Dillon is also entitled to 1,500 performance units under Schwitzer's Performance Unit Plan for the period from January 1, 1995 through December 31, 1997. Pursuant to the Dillon Agreement, Schwitzer U.S. paid Mr. Dillon a lump sum cash payment in the amount of three times his then annual salary and three times his then annual bonus at par level at the Effective Time of the Merger. In addition, 75,000 phantom stock units awarded to Mr. Dillon on October 18, 1994 by Schwitzer were converted into the right to receive an amount of cash equal to the value of 75,000 shares of
Kuhlman Common Stock upon his termination of employment, subject to forfeiture if Mr. Dillon's employment by Schwitzer U.S. is terminated prior to October 18, 1997. Schwitzer U.S. may terminate Mr. Dillon's employment at any time and Mr. Dillon may resign such employment at any time. Under the Dillon Agreement, Mr. Dillon will receive all pension, profit sharing, deferred compensation, medical and life insurance benefits under Schwitzer U.S.'s benefit plans for a period ending on the earlier of (a) 18 months after Mr. Dillon's termination or resignation or (b) his 65th birthday.
     Stock Option Plans. Currently there are options outstanding under Kuhlman's 1983 Stock Option Plan ("1983 Plan"), 1986 Stock Option Plan ("1986 Plan"), 1989 Stock Option Plan ("1989 Plan") (formerly a Schwitzer plan) and 1994 Stock Option Plan ("1994 Plan") approved by stockholders. The Plans provide for such options to be granted to officers and other key executive employees of
Kuhlman and its subsidiaries at not less than 100% of the market value of Kuhlman Common Stock (as defined in the Plans) at date of grant and with an expiration no later than ten years from date of grant. Options may be granted currently under the 1994 Plan. No new options may be granted under the 1983 or 1986 Plans, but the 1983 Plan and 1986 Plan continue as to outstanding stock options. In conjunction with the Merger, the outstanding stock options under the 1989 Plan were converted into options to purchase Kuhlman Common Stock in accordance with the Exchange Ratio, which were granted to officers and key employees of Schwitzer at the market value of shares of Schwitzer Common Stock at the date of grant. Subsequent to the Merger, no additional options have been or will be granted under the 1989 Plan.

Option/SAR Grants During 1996

     The following table sets forth information on stock options and stock appreciation rights granted during 1996 to the Named Executives.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                   Potential
                                                                                   Realizable
                                   Percent of                                       Value
                                      Total                                   At Assumed Annual Rates
                     Number of      Options/SARs                                   of Stock Price
                    Securities      Granted to     Exercise                      Appreciation for
                    Underlying      Employees       or Base                           Option/
                   Options/SARs       During         Price      Expiration         SAR Term (2)
Name                 Granted         1996 (1)      Per Share       Date          5%           10%
                        Individual Grants
Robert S. Jepson, Jr. 100,000(3)     32.3%        $ 14.13       2/18/06     $890,190   $2,246,670
Curtis G. Anderson     50,000(3)     16.1%          14.13       2/18/06      445,095    1,123,335
Gary G. Dillon          5,000(3)      1.6%          14.13       2/18/06       44,510      112,333
Vernon J. Nagel        20,000(3)      6.5%          14.13       2/18/06      178,038      449,334
Richard A. Walker      20,000(3)      6.5%          14.13       2/18/06      178,038      449,334


(1) Kuhlman granted options for an aggregate of 310,000 shares. The table does not include options for 100,000 shares to Mr. Jepson, for 60,000 shares to Mr. Anderson, for 10,000 shares to Mr. Dillon, for 40,000 shares to Mr. Nagel, and for 40,000 shares to Mr. Walker, which were granted in 1997 under the Long-Term Incentive Plan, which shares are subject to the approval by
    stockholders of that plan.
(2) As required by rules of the Securities and Exchange Commission, potential values stated are based on the prescribed assumption that Kuhlman Common Stock will appreciate in value from the date of grant to the end of the option or SAR term at the annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast
    possible future appreciation, if any, in the price of Kuhlman Common Stock.
(3) These options were granted pursuant to the 1994 Plan which does not provide for the grant of SARs. The exercise price may be paid by delivery of shares of Kuhlman Common Stock already owned by the optionee. These options became exercisable on October 25, 1996 as to Mr. Jepson and on August 19, 1996 as to Messrs. Anderson, Dillon, Nagel and Walker.
     Aggregated Option/SAR  1996  Year-End  Option/SAR  Values.   The following
table sets forth the number and dollar value of options/SARs remaining unexercised at
December 31, 1996 held by the Named Executives.

        AGGREGATED OPTION EXERCISES IN 1996 AND FY-END OPTION/SAR VALUES

                                           No. Of Securities Underlying     Value of Unexercised In-
                         Shares                  Unexercised Options/SARs    The-Money Options/SARs
                    Acquired on    Value         at December 31, 1996        at December 31, 1996
Name                 Exercise    Realized    Exercisable   Unexercisable  Exercisable   Unexercisable
Robert S. Jepson, Jr...... 0     $    0       400,000       35,000       $ 1,899,000     $ 192,325
Curtis G. Anderson........ 0          0       200,000       35,000           874,644       192,325
Gary G. Dillon........ 3,250      6,741       168,896       14,902         1,972,434       160,693
Vernon J. Nagel........... 0          0        90,000       20,000           416,050       109,900
Richard A. Walker......... 0          0       127,582       20,000           922,982       109,900


     Long-Term Incentive Plans -- Awards in Last Fiscal Year. For a discussion of awards in 1996 under the Long-Term Incentive Plan, which awards are subject to the approval of such plan by the stockholders, see "Approval of the Kuhlman Corporation Long-Term Incentive Plan."

 Five-Year Cumulative Total Stockholder Return
     The following indexed graph indicates the total return to Kuhlman's stockholders for the past five years as compared to total return for the Standard & Poor's 500 Composite Index and the Standard & Poor's Electrical Equipment Index, assuming a common starting point of $100. Total stockholder return for Kuhlman as well as for the Indexes are determined by adding (a) the
cumulative   amount   of   dividends   for  a  given  year  (assuming  dividend
reinvestment) and (b) the difference between the share price at the beginning and at the end of the year, the sum of which is then divided by the share price at the beginning of such year. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                         CUMULATIVE TOTAL RETURN
          Based on reinvestment of $100 beginning December 31, 1991

                    [PERFORMANCE GRAPH APPEARS HERE]

                 Dec-91    Dec-92    Dec-93    Dec-94    Dec-95     Dec-96
Kuhlman Corp.      $100      $91      $114       $90       $98       $158
S&P 500            $100     $108      $118      $120      $165       $203
S&P Electrical     $100     $110      $132      $134      $188       $254
 Equipment Index

Related Transactions

     Kuhlman entered into an agreement ("Kearns Agreement") dated as of August 1, 1994, with W.M. Kearns & Co., Inc., a corporation controlled by William M. Kearns, Jr. ("Kearns & Co."), pursuant to which Kearns & Co. serves as a non-exclusive financial advisor to Kuhlman on a part-time basis to assist Kuhlman in developing corporate strategy and arranging acquisition, merger, joint venture, investment or divestiture transactions for Kuhlman. Kearns & Co. will give Kuhlman a "right of first refusal" on all such transactions of which
Kearns  &  Co.  becomes  aware  which  appear   to  fit  Kuhlman's  acquisition
guidelines. The Kearns Agreement had an original term of two years through July 31, 1996.
On July 31, 1996, the parties extended the Kearns Agreement for an additional year
(until July 31, 1997), reduced the cash advisory fee from $20,000 each month to $10,416 each month, and further amended the agreement to provide for its automatic extension on a year-to-year basis after July 31, 1997 (subject to termination by Kuhlman at any time prior to the beginning of the next succeeding one year period). During the term of the Kearns Agreement, as amended, in addition to paying the monthly cash advisory fee of $10,416, Kuhlman will reimburse Kearns & Co. for reasonable out-of-pocket expenses directly related to its activities under the Kearns Agreement in an amount not to exceed $1,000 per month. In 1996, Kearns & Co. was paid $192,080 in cash advisory fees and reimbursed for out-of-pocket expenses in the amount of approximately $3,650. Principal Stockholders and Beneficial Ownership of Management of Kuhlman

     Management

     The following table sets forth, as of March 1, 1997, the number of shares of Kuhlman Common Stock beneficially owned by each director, each of the Named Executives and all directors and executive officers as a group as well as the percent of class owned by such persons.


                                               Number of Shares (1)(2)(3)    Percent of Class (4)
Curtis G. Anderson..........................              263,284                     1.9%
William E. Burch............................               15,596(5)                    *
Steve Cenko.................................               20,635                       *
Gary G. Dillon..............................              254,014                     1.8%
Alexander W. Dreyfoos, Jr...................               25,827                       *
Robert S. Jepson, Jr........................              576,694                     4.1%
William M. Kearns, Jr.......................               20,000                       *
George J. Michel, Jr........................               26,864(5)                    *
Vernon J. Nagel.............................               92,469                       *
H. Norman Schwarzkopf.......................               10,144                       *
Richard A. Walker...........................              128,626                       *
All Directors and Executive Officers as a
  Group (11 Persons)........................            1,434,153                     9.7%


*  Less than one percent
(1) Includes shares in Kuhlman Electric's Employees' Stock Purchase Plan, Kuhlman's Dividend Reinvestment Plan, the Savings Maximizer Plan, and as of December 31, 1996, in the TRIP.
(2) Includes shares which the following persons have the right to acquire upon the exercise of stock options as of March 1, 1997 or at any time within 60 days thereafter: Curtis G. Anderson -- 200,000 shares; Gary G.
    Dillon -- 170,491 shares; Steve Cenko -- 12,359 shares; Robert S. Jepson, Jr. -- 400,000 shares; George J. Michel, Jr. -- 12,359 shares; Vernon J. Nagel -- 90,000 shares; and Richard A. Walker -- 123,392 shares.
(3) Excludes the following grants and awards under the Long-Term Incentive Plan which are subject to approval by Stockholders of that plan: stock options for 2,000 shares granted to each non-employee director on August 9, 1996; performance units/shares awarded on August 8, 1996 as set forth in the "Long-Term Incentive Plan -- Awards in Last Fiscal Year" table; and stock options granted on February 17, 1997 for 60,000 shares to Curtis G. Anderson; 10,000 shares to Gary G. Dillon; 100,000 shares to Robert S. Jepson, Jr.; 40,000 shares to Vernon J. Nagel; and 40,000 shares to Richard
    A. Walker.
(4) Each respective individual's shares included in note (2) were deemed to be outstanding as of March 1, 1997 for the purpose of computing the percentage applicable to the person owning such shares but were not deemed to be outstanding for the purpose of computing the percent of class owned by any other person. The total number of shares included in note (2) were deemed to be outstanding for the purpose of computing the percent of class for all directors and executive officers as a group.
(5) These numbers exclude 3,700 shares owned by spouses where beneficial ownership is disclaimed.

     Certain Beneficial Owners

     The following table sets forth the only persons known by Kuhlman to own of record or beneficially, as of March 1, 1997, five percent or more of the outstanding Common Stock of Kuhlman.



Name of Person                                                       Number of Shares    Percent of Class
David L. Babson and Company Incorporated..........................      723,691(1)             5.3%
  One Memorial Drive
  Cambridge, Massachusetts 02142-1300
The Prudential Insurance Company of America.......................     1,276,302(2)            9.3%
  751 Broad Street
  Newark, New Jersey 07102-3777
VGH Partners, L.L.C.............................................      709,900(3)             5.2%
Vinik Partners, L.P.
Vinik Asset Management, L.P.
Jeffrey N. Vinik
Michael S. Gordon
Mark D. Hostetter
Vinik Asset Management, L.L.C.
  260 Franklin Street
  Boston, Massachusetts 02110


(1) Based solely on information set forth in a Schedule 13G dated February 7, 1997 filed with the Commission.
(2) Based solely on information set forth in a Schedule 13G dated January 27, 1997 filed with the Commission.
(3) Based solely on information set forth in a Schedule 13D dated February 24, 1997 filed with the Commission.

                      APPROVAL OF THE KUHLMAN CORPORATION
                            LONG-TERM INCENTIVE PLAN

     The success of Kuhlman Corporation depends, in large measure, on its
ability   to   recruit  and  retain  employees  with  outstanding  ability  and experience. The Board of Directors also believes there is a need to align stockholder and employee interests by encouraging employee stock ownership and to motivate employees with compensation conditioned upon achievement of Kuhlman's financial goals. In order to accomplish these objectives, on August 9, 1996, the Board of Directors adopted, subject to approval by the stockholders, the Kuhlman Corporation Long-Term Incentive Plan (the "Long-Term Incentive Plan"). If adopted by the stockholders, the Long-Term Incentive Plan will be effective as of August 8, 1996. The adoption of the Long-Term Incentive Plan was recommended to the Board by the Compensation Committee of the Board of Directors (the "Committee"), which had approved the Long-Term Incentive Plan and made specific performance awards at its meeting on August 8, 1996.

Summary Description of the Long-Term Incentive Plan

     The Long-Term Incentive Plan will be administered by the Committee, which, where intended to qualify awards under the Long-Term Incentive Plan for the exception based on the performance of Kuhlman on a consolidated and/or business unit level (the "Performance-Based Exception") under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), will consist solely of outside directors of Kuhlman.
     Key employees of Kuhlman and its subsidiaries (including officers, whether or not directors) are eligible to participate in the Long-Term Incentive Plan. The Committee may award to eligible employees incentive and nonqualified stock
options,  stock  appreciation   rights  and  restricted  stock.  As  separately
described under "Performance Measures," the Committee may also grant awards to eligible employees with a value tied to specific performance goals and, after a specified period, pay the value of those awards with Kuhlman Common Stock or cash, or a combination of the two. In addition, non-employee directors of Kuhlman are eligible to participate in the Long-Term Incentive Plan, but only for the award of nonqualified stock options as further described below.
     Because the Long-Term Incentive Plan provides for broad discretion in selecting participants and in making awards, the total number of persons who will participate and the respective benefits to be accorded to them cannot be determined at this time. However, on March 1, 1997, there were approximately 200 employees and six non-employee directors of Kuhlman who were expected to be eligible to participate.
     In calendar years 1997, 1998, and 1999, two and one-half percent of the outstanding shares of Kuhlman Common Stock, par value $1.00 per share ("Kuhlman Common Stock"), are authorized for issuance through the employee stock option, stock appreciation rights, restricted stock and performance measures provisions of the Long-Term Incentive Plan, plus an additional 300,000 shares are authorized for issuance solely in connection with the performance measures provisions of the plan, which shares were believed necessary in connection with performance shares to be granted in 1996. In addition, 100,000 shares of Kuhlman Common
Stock are authorized for issuance upon the exercise of options granted to
non-employee  directors.  Within  the  authorizations   described   above,  the
following limits shall apply: no more than a total of 750,000 shares are authorized for issuance upon the exercise of incentive stock options granted to employees under the plan, and no more than a total of 250,000 shares are authorized for issuance as restricted stock under the plan. Provisions in the Long-Term Incentive Plan permit the reuse or reissuance by the plan of shares of Kuhlman Common Stock underlying canceled, expired, or forfeited awards of stock-based compensation. In addition, shares available but not granted in any given year are available for grant in subsequent years.

Stock Options -- Employees

     The Committee will have discretion to award incentive stock options ("ISOs"), which are intended to comply with Section 422 of the Code, or nonqualified stock options ("NQSOs"), which are not intended to comply with
Section 422 of the Code. The exercise price of each option issued under the Long-Term Incentive Plan may not be less than the fair market value of the underlying shares of Kuhlman Common Stock on the date of grant. The Committee will have discretion to set certain additional limitations on option grants as it deems appropriate.
     Options granted to employees under the Long-Term Incentive Plan will become exercisable and expire at such times as the Committee determines at the time of the grant; provided, however, that no option will be exercisable later than ten years from the date of grant. Upon a change in control of Kuhlman, all options will become immediately exercisable and remain exercisable throughout their entire term.
     Upon the exercise of an option granted to an employee under the Long-Term Incentive Plan, the option price is payable in full to Kuhlman either: (a) in cash or its equivalent; or (b) by tendering shares having a fair market value at the time of exercise equal to the total option price; or (c) a combination of
(a) and (b). The aggregate number of shares that may be granted upon exercise of employee stock options, pursuant to any award granted in any one fiscal year to any one single employee, will be limited to 100,000 shares.

Stock Options -- Non-Employee Directors

     An option to purchase 2,000 shares of Kuhlman Common Stock will be automatically awarded to each non-employee director of Kuhlman concurrent with the meeting of the Board of Directors held each year following the Annual Meeting of Stockholders. Additionally, each non-employee director received, subject to approval of the plan by the stockholders, an option to acquire 2,000 shares of Kuhlman Common Stock at a price per share of $16.25 immediately following adoption of the plan by the Board of Directors, which adoption occurred on August 9, 1996. The exercise price of each option granted under the Long-Term Incentive Plan shall be the fair market value of the underlying shares of Kuhlman Common Stock on the date of grant.
     Options granted to non-employee directors under the Long-Term Incentive Plan will become exercisable six months from the date of grant and expire 10 years from the date of grant. Upon a change in control, all options will become immediately exercisable and remain exercisable throughout their entire term.
      Upon the exercise of an option granted to a non-employee director under the Long-Term Incentive Plan, the option price is payable in full to Kuhlman either: (a) in cash or its equivalent; or (b) by tendering shares having a fair market value at the time of exercise equal to the total option price; or (c) a combination of (a) and (b).

Stock Appreciation Rights

     The Committee may grant stock appreciation rights ("SARs") to employees either alone (a "Freestanding SAR"), or in connection with the issuance of stock options (a "Tandem SAR"). Upon the exercise of an SAR, the participant will receive payment from Kuhlman in an amount equal to the difference between the fair market value of a share of Kuhlman Common Stock on the date of exercise and the grant price of the SAR, multiplied by the number of shares with respect to which the SAR is exercised. The grant price of a Freestanding SAR will equal the fair market value of a share of Kuhlman Common Stock on the date of grant of the SAR. The grant price of a Tandem SAR will equal the option price on the related option. The Committee has the right to provide that payment of the value of an SAR may be made in cash, shares of Kuhlman Common Stock, or partly in cash and partly in shares of Kuhlman Common Stock.
     The Committee will have complete discretion in determining the number of SARs granted to each employee and in determining the conditions pertaining to such SARs, except that the aggregate number of shares that may be granted in the form of SARs pursuant to any award granted in any one fiscal year to any one single executive officer will be limited to 50,000 shares. The term of an SAR will be determined by the Committee, in its sole discretion; provided, however, such term shall not exceed 10 years.
     A Freestanding SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, specifies. A Tandem SAR may be exercised only with respect to the shares of Kuhlman Common Stock for which its related option is then exercisable. The exercise of a Tandem SAR will result in cancellation of the related option.

Restricted Stock

      The Committee will also be authorized to award shares of restricted Kuhlman Common Stock to employees under the Long-Term Incentive Plan upon such terms and conditions as it shall establish. The award agreement will specify, to the extent applicable, the period(s) of restriction, the number of shares of restricted Kuhlman Common Stock granted, the payment of a stipulated purchase price per share, restrictions based upon achievement of specific performance objectives and/or restrictions under applicable federal or state securities laws. Although recipients will have the right to vote these shares from the date of grant, they will not have the right to sell or otherwise transfer the shares during the applicable period of restriction or until earlier satisfaction of other conditions imposed by the Committee in its sole discretion. The Committee, in its discretion, will determine how dividends on restricted shares are to be paid.
     Each award agreement for restricted stock will set forth the extent to which the participant will have the right to retain unvested restricted stock following termination of the participant's employment with Kuhlman. These provisions will be determined in the sole discretion of the Committee, need not be uniform among all shares of restricted stock issued pursuant to the Long-Term Incentive Plan and may reflect distinctions based on reasons for termination of employment. Except in the case of terminations connected with a change in control and terminations by reason of death or disability, the vesting of restricted stock which is intended to qualify for the Performance-Based Exception and which is held by "covered employees" under Section 162(m) shall occur at the same time it otherwise would have, but for the employment termination.
     The aggregate grant of restricted stock granted in any one fiscal year to any one executive officer is limited to 50,000 shares.

Performance Measures

     The Committee may grant awards under the Long-Term Incentive Plan to eligible employees, the value of which are based upon the attainment of certain specified performance measures. The value of each performance-based award will be determined solely upon the achievement of certain preestablished objective performance goals during each performance period (the "Performance Period"). The duration of a Performance Period will be set by the Committee. A new
Performance Period may begin every year, or at more frequent or less frequent intervals, as determined by the Committee. The number of performance-based awards granted to an employee in any year will be determined by the Committee in its sole discretion, except that the aggregate payout with respect to performance-based awards in any one fiscal year to any one executive officer is limited to the value of 100,000 shares at the beginning of the Performance Period.
     The value of performance-based awards will be based on absolute measures during a Performance Period. If the Committee determines that an award to an executive officer is intended to comply with the Performance-Based Exception, then financial measures selected by the Committee shall be based on one or more of the following: economic value added, market share, operating profit, revenue, share price, stock price growth, net income, return on equity, earnings per share, return on assets, total stockholder return, return on investment, debt reduction, cash flow, working capital management, or customer service.
     Following the end of a Performance Period, the Committee will determine the value of the performance-based awards granted for the period based on the attainment of the preestablished objective performance goals. The Committee will also have discretion to reduce (but not to increase) the value of a performance-based award.
     Unless determined otherwise by the Committee, all performance units/shares will be forfeited by the participant to the Company upon the termination of the participant's employment with the Company. Additionally, the Committee may, in its sole discretion, modify or cancel any performance-based award at any time.

Adjustments and Amendments

     The Long-Term Incentive Plan provides for appropriate adjustments in the number of shares of Kuhlman Common Stock subject to awards and available for future awards in the event of changes in outstanding Kuhlman Common Stock by reason of a merger, stock split or certain other events. In case of a pending change of control of Kuhlman, outstanding options and stock appreciation rights granted under the Long-Term Incentive Plan will become immediately exercisable and will remain exercisable throughout their entire term, and restriction periods and restrictions imposed on shares of restricted stock and performance units/shares shall immediately lapse.
     The Long-Term Incentive Plan may be modified or amended by the Board of Directors at any time, provided that no such amendment shall adversely affect any outstanding awards without the affected holder's consent.

Nontransferability

     No derivative security (including, without limitation, options and stock appreciation rights) granted pursuant to, and no right to payment under, the Long-Term Incentive Plan will be assignable or transferable by a plan participant except by will or by the laws of descent and distribution, and any option or similar right will be exercisable during a participant's lifetime only by the participant or by the participant's guardian or legal representative.
These limitations may be waived by the Committee, subject to restrictions imposed under the SEC's short-swing trading rules and federal tax requirements relating to incentive stock options. In addition, in the case of NQSOs granted to non-employee directors, the Committee will have the discretion to permit transfers to members of the director's immediate family.

Duration of the Plan

     The Long-Term Incentive Plan will remain in effect until all options and rights granted thereunder have been satisfied or terminated pursuant to the terms of the plan, and all Performance Periods for performance-based awards granted thereunder have been completed. However, in no event will an award be granted under the Long-Term Incentive Plan on or after August 7, 2006. Indemnification
     The Long-Term Incentive Plan provides for indemnification of each member of the Committee and of the Board of Directors against any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her arising out of any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Long-Term Incentive Plan.

Federal Income Tax Consequences

     In general, Kuhlman will receive an income tax deduction at the same time and in the same amount which is taxable to the employee as ordinary income, except as provided below under "Section 162(m)." To the extent a participant realizes capital gains, as described below, Kuhlman will not be entitled to any deduction for federal income tax purposes.
     Options. With respect to ISOs, a Long-Term Incentive Plan participant will not recognize income for federal income tax purposes at the time options are granted or exercised. If the participant disposes of shares acquired by exercise of an ISO either before the expiration of two years from the date the options are granted or within one year after the issuance of shares upon exercise of the ISO (the "holding periods"), the participant will recognize in the year of disposition: (a) ordinary income, to the extent that the lesser of either
(1) the fair market value of the shares on the date of option exercise or (2) the amount realized on disposition, exceeds the option price; and (b) capital gain, to the extent the amount realized on disposition exceeds the fair market value of the shares on the date of option exercise. If the shares are sold after expiration of the holding periods, the participant generally will recognize capital gain or loss equal to the difference between the amount realized on dispositions and the option price. Kuhlman will not be entitled to a federal income tax deduction in connection with an exercised ISO meeting the holding periods.
     The Revenue Reconciliation Act of 1990 set a maximum tax rate on the net capital gains of individuals, trusts and estates of 28%. Therefore, recognized net long-term capital gains will be taxed at the lesser of (i) the highest marginal tax rate applied to the individual's income for such taxable year or
(ii) 28%. Notwithstanding the foregoing capital gains treatment for ISO's, as stated above, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be treated as an adjustment to taxable income for alternative minimum tax purposes. This adjustment to taxable income may be significant to an optionee. The optionee may be entitled to a credit against his or her regular tax liability in subsequent years for the amount of alternative minimum tax liability incurred in the year of exercise
attributable  to  such  adjustment.  Moreover,  solely   for   the  purpose  of
determining alternative minimum tax liability, the basis of the shares will be increased by the amount of such adjustment.
     With respect to NQSOs, the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.
     SARs. An SAR participant will not realize taxable income on the date of grant nor will Kuhlman be entitled to a deduction at that time. A participant who exercises an SAR will recognize ordinary income equal to the fair market value of the shares and any cash received, and Kuhlman will be entitled to a corresponding deduction for federal income tax purposes.
     Restricted Stock. A participant holding restricted stock will, at the time the shares vest, realize ordinary income in an amount equal to the fair market value of the shares and any cash received at the time of vesting, and Kuhlman will be entitled to a corresponding deduction for federal income tax purposes.
Dividends  paid  to  the  participant  on  the  restricted  stock  during   the
restriction period will generally be ordinary income to the participant and deductible as such by Kuhlman.
     Section 162(m). Under Section 162(m) of the Code, compensation paid by Kuhlman in excess of $1 million for any taxable year to "covered employees" generally is deductible by Kuhlman or its affiliates for federal income tax purposes if it is based on the performance of Kuhlman, is paid pursuant to a plan approved by stockholders of Kuhlman and meets certain other requirements. Generally, "covered employee" under Section 162(m) means the chief executive officer and the four other highest paid executive officers of Kuhlman as of the last day of the taxable year.
      It is presently anticipated that the Committee will at all times consist of "outside directors" as required for purposes of Section 162(m), and that the Committee will take the effect of Section 162(m) into consideration in structuring Long-Term Incentive Plan awards. Under the Long-Term Incentive Plan, the Committee has been provided with the authority to award nondeductible compensation under such circumstances as it deems appropriate.

New Plan Benefits

      Generally, the benefits that will be received under the Long-Term Incentive Plan by particular individuals or groups are not determinable at this time. However, the following awards have been approved by the Committee or are provided for by the terms of the plan, subject to approval of the plan by the
Stockholders: (i) NQSOs to purchase an aggregate of 14,000 shares granted in August 1996 to seven non-employee directors as a group; (ii) the annual automatic grants to each non-employee director of NQSOs to purchase 2,000 shares; (iii) options to purchase an aggregate of 250,000 shares granted to Messrs. Jepson, Anderson, Dillon, Nagel and Walker in February 1997; and (iv) a performance award at the $27.00 target referred to in the "Long-Term Incentive Plan -- Awards in Last Fiscal Year" table of 4,938 shares of stock (see footnote (3) below the "Long-Term Incentive Plan -- Awards in Last Fiscal Year" table) and $66,667 to another executive of a subsidiary of Kuhlman. In addition, the Committee awarded performance units on August 8, 1996 as follows:

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                      Number of Shares, Units or
                                            Other Rights(1)                       Performance of Other
                                 $23.00 Target        $27.00 Target             Period Until Maturation
Name                           Shares(2)   Cash     Shares(3)     Cash               or Payment
Robert S. Jepson, Jr......     14,492    $166,667    12,345      $166,667          01/01/97-12/31/99
Curtis G. Anderson........     14,492     166,667    12,345       166,667          01/01/97-12/31/99
Gary G. Dillon............     10,869     125,000     9,259       125,000          01/01/97-12/31/99
Vernon J. Nagel...........      5,797      66,667     4,938        66,667          01/01/97-12/31/99
Richard A. Walker.........      5,797      66,667     4,938        66,667          01/01/97-12/31/99
Executive Group (the five
Named Executives above)...     51,447     591,668    43,825       591,668          01/01/97-12/31/99
Non-Executive Officer
Employee Group............     53,623     616,667    45,679       616,667          01/01/97-12/31/99


(1) Two installments of cash and stock as shown are payable on any date if the average, over the 20 consecutive trading days during the performance period shown ending on such date, of the mean between the highest and lowest sales prices per share of Kuhlman Common Stock on the New York Stock Exchange is at least $23.00 and $27.00, respectively.
(2) For the purpose of showing the number of shares to be awarded, a value per share of $23.00 has been assumed for illustrative purposes only. The actual number of shares awarded will depend on the price of Kuhlman Common Stock on the day before the award is paid and will be determined by dividing such share price into $333,333 for Messrs. Jepson and Anderson, $250,000 for Mr. Dillon, and $133,333 for Messrs. Nagel and Walker.
(3) For the purpose of showing the number of shares to be awarded, a value per share of $27.00 has been assumed for illustrative purposes only. The actual number of shares awarded will depend on the price of Kuhlman Common Stock on the day before the award is paid and will be determined by dividing such share price into $333,333 for Messrs. Jepson and Anderson, $250,000 for Mr. Dillon, and $133,333 for Messrs. Nagel and Walker.

     At the time the Committee awarded the performance units at the $23.00 and $27.00 target prices for Kuhlman Common Stock, Kuhlman Common Stock was trading at approximately $16.00 per share. (The closing price on August 8, 1996 was
$16 1/8 per share.) During the time period when the Long-Term Incentive Plan was being developed (from about mid-April 1996 through early August 1996), Kuhlman
Common Stock traded in a range from about $13 3/4 to about $18 1/2 per share. It was the opinion of the Committee at that time that if Kuhlman Common Stock appreciated in value from approximately $17.00 per share to $27.00 per share, the upper target set for the awards, that Kuhlman stockholder value would have increased from $234.6 million to $372.6 million, or an increase of $138 million, based upon Kuhlman having approximately 13,800,000 shares outstanding (fully diluted). As an incentive for outstanding individual performance and a reward for sustained improved corporate performance, an aggregate award pool of $7.25 million (two-thirds in Kuhlman Common Stock, one-third in cash) or 5.25% of the
increase   in  stockholder  value  noted  above  was  to  be  provided  to  the participants selected by the Committee.
     In the event the $23.00 per share target is reached in accordance with the terms of the awards, an aggregate payout of approximately $3.6 million (two-thirds in Kuhlman Common Stock, one-third in cash) will be made to the participants selected by the Committee starting within 90 days of achieving the target. By virtue of achieving the $23.00 target, Kuhlman stockholder value will have increased approximately $83 million. The payout to the selected participants will be made in four equal quarterly installments (stock and cash) with quarterly vesting occurring coincident with each quarterly installment. In the event the $27.00 per share target is reached in accordance with the terms of the awards, an aggregate payout of approximately $3.8 million (two-thirds in Kuhlman Common Stock, one-third in cash) will be made to the participants selected by the Committee starting within 90 days of achieving the target. By virtue of achieving the $27.00 target, Kuhlman stockholder value will have increased an additional approximately $55 million over the increase in shareholder value already realized at the $23.00 target. The payout to the selected participants will be made in four equal quarterly installments (stock and cash) with quarterly vesting occurring coincident with each quarterly installment. As noted in the plan description, the Committee may, in its sole discretion, modify or cancel any award at any time.
     On March 19, 1997, the closing sale price per share of Kuhlman Common Stock on the New York Stock Exchange as reported in The Wall Street Journal was $21 7/8.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
                APPROVAL OF THE LONG-TERM INCENTIVE PLAN.

                    RATIFICATION OF THE APPOINTMENT OF
                      ARTHUR ANDERSEN LLP BY KUHLMAN

     Pursuant to a recommendation of the Audit Committee of the Board of Directors, Arthur Andersen LLP has been re-appointed by the Board of Directors to serve as the independent auditors for Kuhlman for the year ending December 31, 1997 subject to stockholder ratification at the Annual Meeting. A representative of Arthur Andersen LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions by stockholders. If such appointment is not ratified, the Board of Directors will appoint another firm as Kuhlman's independent auditors for the year ending December 31, 1997.

         STOCKHOLDER PROPOSALS

     Any proposal which a stockholder of Kuhlman intends to present at the 1998 Annual Meeting of Stockholders of Kuhlman must be received by Kuhlman at its principal executive offices on or before November 24, 1997 to be eligible for inclusion in Kuhlman's proxy statement and proxy form relating to such meeting.

                                            By Order of the Board of Directors,

                                            RICHARD A. WALKER
                                            Secretary

     A stockholder may receive, without charge, a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 required to be filed with the Securities and Exchange Commission by written request to Richard A. Walker, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, Kuhlman Corporation, 3 Skidaway Village Square, Savannah, Georgia 31411.

KUHLMAN CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
/

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED UNDER ITEM 1 AND "FOR" ITEMS 2 AND 3.
                             For   Withheld   For All Except
1.   Election of Directors: Gary G.    / /     / /       / /
     Dillon, William M. Kearns, Jr., and
     George J. Michel, Jr.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below and mark the oval "For All Except")
________________________________________________

                                   For   Against    Abstain
2.   Kuhlman Corporation Long-Term / /     / /       / /
     Incentive Plan
                                     For   Against    Abstain
3.   Ratification of the selection of / /      / /      / /
     Arthur Andersen LLP as independent auditors for Kuhlman Corporation and its subsidiaries for the year ending December 31, 1997.

4.   Upon any other matter that may properly       / /      / /       / /
     come before the meeting.

     Dated: ___________, 1997


     Signature

     Signature

     NOTE: Please sign exactly as name appears hereon.
     For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc. please sign your full title.

PROXY              KUHLMAN CORPORATION              PROXY


PROXY FOR SHARES OF COMMON STOCK SOLICITED ON
BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON APRIL 24, 1997

The undersigned hereby appoints Robert S. Jepson, Jr., Curtis G. Anderson, Vernon J. Nagel and
Richard A. Walker, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote, as designated on the reverse side hereof, all of the shares of stock of KUHLMAN CORPORATION which the undersigned is entitled to vote, at the annual meeting of stockholders to be held at the Hyatt
Regency Savannah, 2 West Bay Street, Savannah, Georgia on April 24, 1997, at 9:30 a.m., Savannah time, and at any adjournment thereof, with all the powers the undersigned would possess if present.

     PLEASE VOTE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED UNDER ITEM 1 AND FOR ITEMS 2 AND 3.

(Continued and to be signed on reverse side)